Centrue Financial Corporation Announces Earnings Results and Quarterly Dividends

ST. LOUIS, MO -- (Marketwire - February 25, 2009) - Centrue Financial Corporation (NASDAQ: TRUE), parent company of Centrue Bank, reported net income for the twelve months ended December 31, 2008 of $6.4 million or $1.02 per diluted share as compared to $11.3 million or $1.74 per diluted share earned in 2007. For the fourth quarter 2008, the Company reported a net loss of $1.6 million or $0.27 per diluted share compared to net income of $3.1 million or $0.49 per diluted share earned in the fourth quarter 2007. The Company's fourth quarter performance reflects significantly higher provision for loan losses and non-cash impairment charges related to trust preferred securities. These results are largely reflective of continued deterioration of general economic conditions and the extraordinary volatility in the securities markets experienced in the fourth quarter 2008.

The Company's Board of Directors has approved the payment of a $0.07 quarterly cash dividend on the Company's common stock. This payment represents a reduction of $0.07 per share or 50% from the dividend paid by the Company for the third quarter of 2008. This marks the 95th consecutive quarter of dividends paid to stockholders and the first dividend reduction in the Company's history. The dividend will be paid to stockholders of record on March 6, 2009 and will be payable on March 20, 2009.

"The Board's action on the first-quarter dividend reflects our objective to provide a return to our shareholders, even as we prudently manage our business in these challenging economic times," stated Thomas A. Daiber, President and Chief Executive Officer. "Adjusting our dividend level will help us maintain our strong capital position while navigating through the current economic storm. This action provides us with additional flexibility as we strive to maximize long term shareholder value and demonstrates our commitment to keeping our company healthy and strong so that we can continue to fulfill our obligations to all of our constituents."

Daiber went on to remark, "We are disappointed with our fourth quarter results which were adversely impacted by a larger than anticipated loan loss provision and an impairment expense related to investment securities. Although the earnings for 2008 were below our expectations, Centrue increased our already strong capital position. After the closing on $32.7 million in the U.S. Treasury Capital Purchase Program on January 9, 2009, we now have over $53.0 million of capital in excess of the minimum standards for a 'well capitalized' institution. We monitor our asset quality very closely and, throughout 2008, we saw a significant slow down in economic activity in the year. Based on overall economic conditions as well as our ongoing review of the loan portfolio, we felt it was prudent to provide a $5.2 million loan loss provision in the fourth quarter to increase our allowance for loan losses to 1.50% of total loans and 145.55% of nonperforming loans. No one can predict with certainty the duration or severity of our troubled economy. While only 1.03% of our loans were nonperforming at year end 2008, our borrowers are not immune to the ongoing economic slowdown. If economic conditions do not improve in 2009, it is likely that many of our borrowers will find it increasingly difficult to meet the terms of their debt obligations."

Fourth Quarter Highlights:

--  Fourth quarter loss of $0.27 per diluted share was largely driven by a
    $2.7 million non-cash charge for impairment of trust preferred securities and a $5.2 provision for loan loss.

      --  Approximately $850,000 of the $5.2 million provision for loan loss was associated with alleged fraudulent activity with an
          Illinois loan customer.

      --  Excluding the $2.7 million impairment charge for trust preferred securities and $850,000 additional provision for loan losses related to the alleged loan fraud, the Company would have
          recorded net income of $639,000 or $0.10 per diluted share.

--  Nonperforming loans at December 31, 2008 were $10.3 million or 1.03% of total loans, a decline of $2.2 million or 8.8% from September 30, 2008 levels.

--  Risk-based capital and tier 1 risk-based capital ratios were 12.18% and
    9.99%, respectively, an increase from 11.70% and 9.70% at September 30,
    2008 and 10.23% and 9.25% that was reported at December 31, 2007.

--  The net interest margin was 3.33%, a 4 basis point decrease when compared to 3.37% recorded in the third quarter 2008, and a 2 basis point decrease when compared to 3.35% reported in the fourth quarter
    2007.

--  The Company was notified prior to year-end that it was approved for
    $32.7 million from the U.S. Treasury Department's Capital Purchase
    Program. The transaction closed on January 9, 2009.  The additional capital provided through the Treasury's investment would have increased the Company's December 31, 2008 total risk-based capital ratio from
    12.18% to 14.82% and tier 1 risk-based capital ratio from 9.99% to
    12.69%.

--  The Company and its subsidiary, Centrue Bank, announced that they will participate in the FDIC's Transaction Account Guarantee Program. This
    program provides unlimited insurance coverage in addition to and separate from the $250,000 coverage available under the FDIC's insurance rules for general deposits. Available to Centrue customers through December 31, 2009, the Program provides a full guarantee on all non-interest-bearing transaction accounts, and NOW accounts paying
    0.50% or less on the entire balance of the account, regardless of dollar amount.

Balance Sheet

As of December 31, 2008 the Company held nine pooled trust preferred securities involving three hundred issuers with a total book value of $25.2 million. The investments in trust-preferred securities receive principal and interest payments from several pools of subordinated capital debentures with each pool containing issuance by a minimum of twenty two banks or, in a few instances, capital notes from insurance companies. During the fourth quarter, the Company recorded a pre-tax non-cash impairment charge totaling $2.7 million based upon management's determination that certain trust preferred securities with an aggregate cost of $5.8 million were other than temporarily impaired. This charge largely reflects deteriorating cash flows within one of these pools and illiquidity and credit concerns within the financial markets.

Management has determined that the remaining $22.1 million of trust-preferred securities is deemed to be only temporarily impaired at year-end. An unrealized loss of approximately $3.3 million associated with these securities has been recorded, on an after-tax basis, through stockholders' equity as a component of other comprehensive income.

Should the economic climate deteriorate from current levels, the underlying credits may experience repayment difficulty, and the level of deferrals and defaults could increase requiring additional impairment charges in future quarters. Centrue does not hold any securities containing sub-prime mortgages or Fannie Mae or Freddie Mac equities.

Gross loans at December 31, 2008 totaled $1.004 billion as compared to $973.9 million recorded at September 30, 2008 and $957.3 million recorded at December 31, 2007. The growth experienced for the twelve months of 2008 was largely generated in the St. Louis market and concentrated in commercial real estate lending activities. Excluding $30.1 million in loans related to branch sales recorded in the first and second quarters of 2008, loans grew $77.2 million or 8.3% since year-end 2007.

Centrue remains focused on profitably growing deposits, taking advantage of opportunities to deepen existing customer relationships as well as develop new long-term relationships. Total deposits grew reflecting strong certificate of deposit growth in response to competitive offers and customer desire to lock in rates in the falling rate environment. Deposits at December 31, 2008 totaled $1.049 billion as compared to $1.009 billion recorded at September 30, 2008 and $1.033 billion recorded at December 31, 2007. Excluding $54.7 million in deposits related to branch sales recorded in the first and second quarters of 2008, total deposits increased $70.7 million or 7.2% since year-end 2007. Non-interest bearing deposits were 11.3% of total deposits at December 31, 2008 as compared to 11.1% recorded at December 31, 2007.

Credit Quality and Allowance for Loan Loss

Due largely to the deterioration of the overall economic conditions, the ongoing implementation of action plans on previously identified relationships, and the identification of several additional deteriorating relationships, the Company's fourth quarter 2008 provision for loan losses increased to $5.2 million. This was $3.5 million above net charge-offs for the fourth quarter and $4.0 million higher than third quarter 2008. This increased provision raised the Company's allowance for credit losses to 1.50% of loans, up 32 basis points from third quarter 2008 and 28 basis points from fourth quarter 2007. Net charge-offs for the fourth quarter 2008 were $1.7 million or 0.17% of average loans as compared to $1.3 million or 0.13% reported in the third quarter 2008 and $546,000 or 0.06% reported in the fourth quarter 2007.

As part of an ongoing review of the commercial loan portfolio, seven additional large credits with a material deterioration in their financial condition were identified during the fourth quarter. Action plans were implemented, resulting in $28.3 million being classified as impaired but performing assets in the fourth quarter. For the two previously identified relationships disclosed in the Company's quarterly report on Form 10Q for the first quarter 2008 filed on May 9, 2008, we continue to carry $8.3 million as other real estate owned for one of these relationships. We are actively marketing the remaining parcel and no additional write-downs related to this credit have been taken other than the $1.2 million charge-off taken during the third quarter 2008. On the second relationship identified earlier in the year, the $7.3 million loan was restructured in the fourth quarter. The remaining parcel with a balance of $3.7 million remains in other assets but is under contract with ongoing due diligence. Upon satisfactory completion of the purchaser's due diligence, the closing is anticipated to take place by mid-2009.

Nonperforming loans decreased to $10.3 million as compared to $12.5 million reported in the third quarter 2008. The level of nonperforming loans to end of period loans was 1.03% as of December 31, 2008 compared to 1.28% as of September 30, 2008. The decrease in nonperforming loans, coupled with a larger allowance for loan losses, increased the allowance to nonperforming loan coverage ratio to 145.55% in the fourth quarter from third quarter's 91.78%.

Early in 2008, we implemented a strategy to reduce our exposure to construction and land development lending which continues today. The result of this strategy is a decline of $12.0 million or 6.8% from the first quarter and $3.0 million or 1.8% from the third quarter. Construction and land development loans now represent $165 million or 16.4% of the total loan portfolio, down from 17.4% recorded in the first quarter 2008. The Company has no direct exposure to sub-prime mortgages.

In early 2009, the Company determined that certain loans to an Illinois customer that were believed to be secured by inventory were subject to alleged fraudulent activity and that the resources to repay a significant part of the credit relationship were now questionable. Up to that point in time, the customer maintained a lengthy relationship of over ten years with the Company. Due to the fact that the alleged fraudulent activity occurred prior to year-end 2008, the Company provided an additional provision of $850,000 in association with the credit in the fourth quarter. The Company believes this alleged fraudulent activity was an isolated event and is not indicative of any broader loan portfolio concerns.

Management continues to diligently monitor the loan portfolio, paying particular attention to borrowers with residential real estate exposure. While virtually all of these relationships are performing, the economic outlook for this industry will likely remain extremely challenging well into 2009. Should the economic climate deteriorate from current levels, more of our borrowers may experience repayment difficulty, and the level of nonperforming loans, charge-offs and delinquencies will rise requiring further increases in the provision for loan losses.

Net Interest Margin

The net interest margin was 3.33%, a 4 basis point decrease from 3.37% recorded in the third quarter 2008 and a 2 basis point decrease from 3.35% reported in the fourth quarter 2007. Centrue's margin has been pressured by falling short-term interest rates, as approximately 40% of the Company's loan portfolio is tied to prime or LIBOR and immediately reprices downward upon a rate change; whereas, pricing on deposits have decreased at a slower rate partially due to strong competition for deposits. Due largely to continued competition in pricing loans and deposits, the protracted economic downturn, and the Company's interest rate sensitivity, the margin will likely remain under pressure throughout 2009.

Tax-equivalent net interest income for the fourth quarter 2008 decreased to $10.1 million as compared to $10.3 million earned in the same period of 2007. The decline in net interest income was largely due to a decrease in average-earning assets and compression in the net interest margin.

Noninterest Income and Expense

Total noninterest income for the fourth quarter 2008 was $585,000 as compared to $3.9 million reported in the same period in 2007. Excluding the $2.7 million impairment charge taken on trust preferred securities, noninterest income decreased $530,000 or 13.8%. The change was primarily the result of a volume related reduction in revenue generated from the mortgage banking business line and the sale of the asset management and brokerage business lines. These decreases were partially offset by an increase in fees earned from service charges and overdraft activity.

Total noninterest expense for the fourth quarter 2008 was $8.1 million, down $800,000 or 9.0% from $8.9 million recorded during the same period in 2007. The decrease was reported across most categories and was predominantly due to realization of cost saving initiatives and the impact of selling four branches in 2008 which led to reductions in the number of full-time equivalent employees, occupancy, and telephone and data line expense levels.

Capital Management

Total risk-based capital and tier 1 capital ratios were 12.18% and 9.99%, respectively, an increase from 10.23% and 9.25% that was reported at December 31, 2007. Both ratios continue to exceed the regulatory "well-capitalized" thresholds of 10.0% and 6.0%. At December 31, 2008, the Company had $115.9 million in capital, $23.0 million in excess of amounts to be considered well capitalized under applicable regulatory standards.

Other capital management activity included the following:

--  The Company reduced its quarterly common stock dividend from $0.14 per share to $0.07 per share in the first quarter of 2009. This reduction would equate to approximately $1.7 million in retained capital per annum.

--  On January 9, 2009, Centrue received $32.7 million through participation in the U.S. Treasury's Capital Purchase Program. The
    additional capital provided through the Treasury's investment in Centrue would have increased the Company's December 31, 2008 total risk-based capital ratio from 12.18% to 14.82% and tier 1 risk-based capital ratio from 9.99% to 12.69%. While we have historically exceeded the industry's
    'well-capitalized' standards, the Capital Purchase Program investment will even further strengthen our balance sheet and capital position, improves the Company's liquidity position and provides access to capital at more attractive rates than what is available in the current market. Preferred dividends paid to the US Treasury on their investment will equate to approximately $1.6 million per annum.

--  The Company did not repurchase any common shares during the fourth quarter.  The stock repurchase program expired on January 24, 2009.

About the Company

Centrue Financial Corporation is a regional financial services company headquartered in St. Louis, Missouri and devotes special attention to personal service. The Company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois down to the metropolitan St. Louis area.

Further information about the Company will be available at its website at http://www.centrue.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market areas; the Company's implementation of new technologies; the Company's ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

--  Unaudited Quarterly Highlights
--  Unaudited Consolidated Balance Sheets
--  Unaudited Consolidated Statements of Income

Centrue Financial Corporation
Unaudited Highlights
(In Thousands, Except Share Data)

                              Three Months Ended      Twelve Months Ended
                                 December 31,            December 31,
                            ---------------------   ----------------------
                               2008        2007        2008        2007
                            ---------   ----------  ----------  ----------
Operating Highlights

 Net income (loss)          $  (1,559)  $    3,080  $    6,390  $   11,323
 Return on average total
  assets                        (0.46)%       0.90%       0.47%       0.85%
 Return on average
  stockholders' equity          (5.26)       10.22        5.43        9.53
 Net interest margin             3.33         3.35        3.32        3.35
 Efficiency ratio               60.71        61.72       64.32       66.67

Per Share Data

 Diluted earnings (loss)
  per common share          $   (0.27)  $     0.49  $     1.02  $     1.74
 Book value per common
  share                     $   19.14   $    19.50  $    19.14  $    19.50
 Diluted weighted average
  common shares
  outstanding               6,028,491    6,227,046   6,042,296   6,380,659
 Period end common shares
  outstanding               6,028,491    6,071,546   6,028,491   6,071,546

Stock Performance Data

 Market price:
  Quarter end               $    6.17   $    22.50  $     6.17  $    22.50
   High                     $   14.57   $    24.90  $    22.94  $    24.90
   Low                      $    5.70   $    19.19  $     5.70  $    18.50
 Period end price to book
  value                         32.24%      115.38%      32.24%     115.38%

Centrue Financial Corporation
Unaudited Consolidated Balance Sheets
(In Thousands, Except Share Data)

                                                December 31,  December 31,
                                                    2008          2007
                                                ------------  ------------
ASSETS
  Cash and cash equivalents                     $     35,014  $     51,628
  Securities available-for-sale                      241,851       238,661
  Restricted securities                               10,711        10,670
  Loans                                            1,004,390       957,285
  Allowance for loan losses                          (15,018)      (10,755)
                                                ------------  ------------
    Net loans                                        989,372       946,530
  Cash value of life insurance                        27,917        26,895
  Mortgage servicing rights                            2,890         3,161
  Premises and equipment, net                         32,376        35,615
  Goodwill                                            24,494        25,498
  Intangible assets, net                               9,088        11,007
  Other real estate                                   12,723         2,937
  Other assets                                        15,445        12,397
                                                ------------  ------------

    Total assets                                $  1,401,881  $  1,364,999
                                                ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
    Deposits
      Non-interest-bearing                      $    118,745  $    114,360
      Interest-bearing                               930,475       918,662
                                                ------------  ------------
        Total deposits                             1,049,220     1,033,022
    Federal funds purchased and securities sold
     under agreements to repurchase                   46,306        44,937
    Federal Home Loan Bank advances                  140,285       121,615
    Notes payable                                     19,826        13,802
    Series B mandatory redeemable preferred stock        268           831
    Subordinated debentures                           20,620        20,620
    Other liabilities                                  9,448        11,296
                                                ------------  ------------
      Total liabilities                            1,285,973     1,246,123

  Stockholders' equity
    Series A convertible preferred stock                 500           500
    Common stock                                       7,454         7,438
    Surplus                                           71,488        70,901
    Retained earnings                                 62,476        60,344
    Accumulated other comprehensive income (loss)     (3,590)          939
                                                ------------  ------------
                                                     138,328       140,122
    Treasury stock, at cost                          (22,420)      (21,246)
                                                ------------  ------------
      Total stockholders' equity                     115,908       118,876

        Total liabilities and stockholders'
         equity                                 $  1,401,881  $  1,364,999
                                                ============  ============

Centrue Financial Corporation
Unaudited Consolidated Statements of Income
(In Thousands, Except Share Data)

                                    Three Months Ended  Twelve Months Ended
                                       December 31,        December 31,
                                    ------------------- ------------------
                                      2008      2007      2008      2007
                                    --------  --------- --------  --------
Interest income
  Loans                             $ 14,391  $  18,097 $ 62,975  $ 69,060
  Securities
    Taxable                            2,301      2,876    9,032    12,419
    Exempt from federal income taxes     341        379    1,405     1,520
  Federal funds sold and other            12        197      106       577
                                    --------  --------- --------  --------
    Total interest income             17,045     21,549   73,518    83,576

Interest expense
  Deposits                             5,964      9,566   27,555    37,560
  Federal funds purchased and
   securities sold under agreements
   to repurchase                          85        472      760     1,881
  Federal Home Loan Bank advances        493        925    3,279     2,834
  Series B mandatory redeemable
   preferred                              13         13       50        50
  Subordinated debentures                316        395    1,272     1,688
  Notes payable                          289        235    1,028       722
                                    --------  --------- --------  --------
    Total interest expense             7,160     11,606   33,944    44,735

Net interest income                    9,885      9,943   39,574    38,841
Provision for loan losses              5,225        449    8,082       675
                                    --------  --------- --------  --------
Net interest income after
  provision for loan losses            4,660      9,494   31,492    38,166

Noninterest income
  Service charges                      1,812      1,726    7,303     6,789
  Trust income                            89        238      750       942
  Mortgage banking income                341        461    1,525     1,743
  Brokerage commissions and fees          13        149      254       795
  Bank owned life insurance              256        251    1,022       991
  Securities gains (losses)                -          4      848       (29)
  Other than temporary impairment
   on securities                      (2,735)         -   (2,735)        -
  Gain on sale of OREO                    19         60      379     1,107
  Gain on sale of other assets           231          -    1,309         -
  Other income                           559        961    2,754     3,327
                                    --------  --------- --------  --------
                                         585      3,850   13,409    15,665
Noninterest expenses
  Salaries and employee benefits       3,407      3,452   16,283    17,635
  Occupancy, net                         880      1,055    3,598     4,043
  Furniture and equipment                618        683    2,673     2,621
  Marketing                              322        297    1,228     1,035
  Supplies and printing                  139        179      470       653
  Telephone                              158        248      772       834
  Data processing                        397        484    1,309     1,650
  Amortization of intangible assets      435        534    2,607     2,307
  Other expenses                       1,730      1,976    6,805     6,555
                                    --------  --------- --------  --------
                                       8,086      8,908   35,745    37,333

Income (loss) before income taxes     (2,841)     4,436    9,156    16,498
Income taxes (benefit)                (1,282)     1,356    2,766     5,175
                                    --------  --------- --------  --------
    Net income (loss)               $ (1,559) $   3,080 $  6,390  $ 11,323
                                    ========  ========= ========  ========

Preferred stock dividends                 51         51      207       207
                                    --------  --------- --------  --------
Net income (loss) for common
 stockholders                       $ (1,610) $   3,029 $  6,183  $ 11,116
                                    ========  ========= ========  ========

Basic earnings (loss) per common
 share                              $  (0.27) $    0.49 $   1.02  $   1.75
                                    ========  ========= ========  ========
Diluted earnings (loss) per common
 share                              $  (0.27) $    0.49 $   1.02  $   1.74
                                    ========  ========= ========  ========

Centrue Financial Corporation
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Share Data)

                                        Quarters Ended
                    -----------------------------------------------------
                     12/31/08   09/30/08   06/30/08   03/31/08   12/31/07
                    ---------   ---------  ---------  ---------  ---------
Statement of Income
 Data
 Interest income    $  17,045   $  17,831  $  18,460  $  20,182  $  21,549
 Interest expense      (7,160)     (7,849)    (8,456)   (10,479)   (11,606)
                    ---------   ---------  ---------  ---------  ---------
 Net interest income    9,885       9,982     10,004      9,703      9,943
 Provision for loan
  losses                5,225       1,225        866        766        449
                    ---------   ---------  ---------  ---------  ---------
 Net interest income
  after provision for
  loan losses           4,660       8,757      9,138      8,937      9,494
 Noninterest income       585       3,594      4,292      4,938      3,850
 Noninterest
  expense               8,086       8,122      9,221     10,316      8,908
                    ---------   ---------  ---------  ---------  ---------
 Income (loss) before
  income taxes         (2,841)      4,229      4,209      3,559      4,436
 Provision
  (benefit) for
  income taxes         (1,282)      1,430      1,504      1,114      1,356
                    ---------   ---------  ---------  ---------  ---------
 Net income (loss)  $  (1,559)  $   2,799  $   2,705  $   2,445  $   3,080
                    =========   =========  =========  =========  =========
 Net income (loss)
  on common stock   $  (1,610)  $   2,747  $   2,653  $   2,393  $   3,029
                    =========   =========  =========  =========  =========

Per Share Data
 Basic earnings
 (loss) per common
  share             $   (0.27)  $    0.46  $    0.44  $    0.40  $    0.49
 Diluted earnings
  (loss) per common
  share                 (0.27)       0.46       0.44       0.39       0.49
 Cash dividends on
  common stock           0.14        0.14       0.14       0.13       0.13
 Dividend payout
  ratio for common
  stock                    NM       30.72%     31.81%     32.97%     26.74%
 Book value per
  common share      $   19.14   $   19.53  $   19.26  $   19.48  $   19.50
 Basic weighted
  average common
  shares
  outstanding       6,028,491   6,028,491  6,027,168  6,051,554  6,174,732
 Diluted weighted
  average common
  shares
  outstanding       6,028,491   6,030,147  6,048,920  6,088,608  6,227,046
 Period-end common
  shares
  outstanding       6,028,491   6,028,491  6,028,491  6,026,146  6,071,546

Balance Sheet Data
 Securities         $ 252,562   $ 215,960  $ 214,534  $ 217,937  $ 249,331
 Loans              1,004,390     973,933  1,003,689  1,016,097    957,285
 Allowance for loan
  losses               15,018      11,461     11,542     11,221     10,755
 Assets             1,401,881   1,342,182  1,373,548  1,387,852  1,364,999
 Deposits           1,049,220   1,008,725  1,010,723  1,049,049  1,033,022
 Stockholders'
  equity              115,908     118,248    116,607    117,870    118,876

Earnings
 Performance Data
 Return on average
  total assets          (0.46)%      0.83%      0.80%      0.71%      0.90%
 Return on average
  stockholders'
  equity                (5.26)       9.64       9.26       8.24      10.22
 Net interest
  margin ratio           3.33        3.37       3.34       3.25       3.35
 Efficiency ratio(1)    60.71       58.85      64.76      73.06      61.72

Asset Quality Ratios
 Nonperforming assets
  to total end of
  period assets          1.64%       1.87%      1.76%      0.38%      0.51%
 Nonperforming loans
  to total end of
  period loans           1.03        1.28       1.97       0.40       0.43
 Net loan
  charge-offs to
  total average
  loans                  0.17        0.13       0.05       0.03       0.06
 Allowance for loan
  losses to total
  end of period
  loans                  1.50        1.18       1.15       1.10       1.12
 Allowance for loan
  losses to
  nonperforming
  loans                145.55       91.78      58.27     276.52     262.96

Capital Ratios
 Average equity to
  average assets         8.82%       8.63%      8.61%      8.68%      8.75%
 Risk-based capital
  ratio                 12.18       11.70      11.17      10.79      10.23
 Tier 1 risk-based
  capital                9.99        9.70       9.42       8.94       9.25
 Tier 1 leverage
  ratio                  8.10        8.30       7.93       7.65       7.69

(1) Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses and gains on sale of assets.

Contact:
Thomas A. Daiber
President and Chief Executive Officer
Centrue Financial Corporation
tom.daiber@centrue.com

Kurt R. Stevenson
Senior Executive Vice President
and Chief Financial Officer
Centrue Financial Corporation
kurt.stevenson@centrue.com